Exhibit 10.1

RETIREMENT AGREEMENT
This Retirement Agreement (the “Agreement”) is dated as of April 3, 2019, by and among Red Robin Gourmet Burgers, Inc., a Delaware corporation (the “Company”), and Denny Marie Post (the “Executive”).
WHEREAS, the Executive is employed by the Company, through its wholly owned subsidiary, Red Robin International, Inc., a Nevada corporation (“RRI”), and is a party to that certain Second Amended & Restated Employment Agreement, dated as of August 20, 2018 (as amended, modified, or supplemented from time to time, the “Employment Agreement”);
WHEREAS, the Executive serves the Company, RRI, and their respective subsidiaries and affiliates (the “Company Group”) in the offices of President and Chief Executive Officer and also serves as a member of the board of directors of the Company (the “Board”);
WHEREAS, the Company and the Executive have agreed that the Executive’s employment with the Company is scheduled to terminate effective as of April 3, 2019 (the “Retirement Date”);
WHEREAS, on the Retirement Date, the Executive shall resign as President and Chief Executive Officer of the Company and shall cease to be an executive officer and employee of the Company Group;
WHEREAS, the Company wishes to provide the Executive with a retirement package, which is conditioned on the Executive’s timely, irrevocable execution of this Agreement and fulfilling all of her obligations in both the Employment Agreement, as applicable, and this Agreement, and including her continued compliance with certain restrictive covenants that survive her employment termination; and
WHEREAS, the Parties desire to set forth in this Agreement the terms and conditions of the Executive’s termination from employment, and this Agreement shall govern the Executive’s and the Company’s respective rights and obligations in connection with such termination.
NOW THEREFORE, in consideration of the promises, mutual covenants and other good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company (the “Parties”) agree as follows:
1.Entire Agreement.
Except as otherwise expressly provided herein, this Agreement, and the release set forth in Section 7 of this Agreement, is the entire agreement between the Parties with respect to the

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subject matter hereof and contains all agreements, whether written, oral, express, or implied, between the Parties relating thereto and supersedes and extinguishes all other agreements relating thereto, whether written, oral, express, or implied, between the Parties.
2.    Termination of Employment.
A.    General. The Executive hereby acknowledges and agrees that her separation from service with the Company Group and her resignation from any and all titles, positions, and appointments the Executive holds with the Company or any member of the Company Group, whether as an officer, director, employee, consultant, trustee, committee member, agent, or otherwise, will become effective as of the Retirement Date. Except as otherwise expressly set forth herein, effective as of the Retirement Date, the Executive shall have no authority to act on behalf of any member of the Company Group and shall not hold herself out as having such authority, enter into any agreement or incur any obligations on behalf of any member of the Company Group, commit any member of the Company Group in any manner, or otherwise act in an executive or other decision-making capacity with respect to any member of the Company Group. The Executive agrees to promptly execute such documents as the Company, in its sole discretion, shall reasonably deem necessary to effect such resignations. The Retirement Date shall be the termination date of the Executive’s employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company, except as otherwise provided herein. For the avoidance of doubt, the Retirement Date will be the last day of the Employment Period (as defined in the Employment Agreement).
3.    Entitlements.
In consideration for, and subject to, the Executive’s entering into this Agreement, the Executive shall be entitled to the payments and benefits set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the payments and benefits described in this Agreement (other than those described in Section 3.A) are subject to (i) the Executive’s execution and delivery of this Agreement within twenty-one (21) days following the date hereof, (ii) the Executive’s continued compliance with all restrictive covenants with the Company Group to which she is subject (including the restricted covenants in Sections 5 through 8 of the Employment Agreement, which are incorporated by reference herein), and (iii) the Executive’s continued compliance with this Agreement.
A.    Accrued Obligations. The Company shall pay to the Executive (A) an amount equal to the sum of (1) the Executive’s Annual Base Salary (as defined in the Employment Agreement) through the Retirement Date to the extent not theretofore paid and (2) reimbursement for any unreimbursed business expenses incurred through the Retirement Date, which shall be paid in a lump sum in cash within thirty (30) days following the Retirement Date or such earlier date as may be required by law and (B) any payments, benefits, or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, or the Employment Agreement, which shall be paid at such times and in such forms as provided for by such plan, program, or grant or such earlier date as may be

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required by law; provided, that this Section 3.A shall not result in duplication of benefits with any other payment or benefit under this Agreement or any other agreement or plan. For the avoidance of doubt, any medical, dental, and other health insurance coverage in which the Executive (and her beneficiaries) participate as of the Retirement Date shall continue through the end of the month during which the Retirement Date takes place.
B.    Severance. The Company shall (1) pay to the Executive a prorated share (determined on the basis of the number of days on which the Executive was employed by the Company during the 2019 fiscal year) of the Annual Bonus that would otherwise have been earned based on actual performance and been payable pursuant to the terms of the Employment Agreement had the Executive continued to be employed by the Company for the entirety of the 2019 fiscal year, which shall be paid in a lump sum in cash when such Annual Bonus payment is regularly paid to similarly situated executives, (2) pay to the Executive the equivalent of twenty-four (24) months of the Executive’s Annual Base Salary as in effect immediately prior to the Retirement Date in substantially equal installments for the twenty-four (24) month period following the Retirement Date, subject to standard withholdings and other authorized reductions, and (3) subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, pay to the Executive in a lump sum in cash within thirty (30) days after such election an amount equal to the product of (x) the portion of the monthly premiums of the Executive’s group health insurance, including coverage for the Executive’s eligible dependents, that the Company paid immediately prior to the Executive’s Retirement Date and (y) eighteen (18). For the avoidance of doubt, the payments contemplated by this Section 3.B shall be paid, subject to the effectiveness of the release set forth in Section 7 of this Agreement, in substantially equal installments on regularly scheduled payroll dates beginning on the first payroll date that is sixty (60) days after the Retirement Date; provided, that such first payment shall be a lump sum payment equal to the amount of all payments due from the Retirement Date through the date of such first payment, subject in all events to Section 17 of the Employment Agreement.
C.    Full Satisfaction. The Executive acknowledges and agrees that, except as expressly provided in this Agreement, (i) the Executive is not entitled to any other compensation or benefits from the Company or any member of the Company Group (including, without limitation, any severance or termination compensation or benefits), and (ii) as of and after the Retirement Date, except for purposes of continued equity vesting as described in Section 3.D of this Agreement and any medical, dental, and other health insurance coverage in which the Executive (and her beneficiaries) participate pursuant to Section 3.B of this Agreement, the Executive shall no longer participate in, accrue service credit, or have contributions made on her behalf under any employee benefit plan sponsored by any member of the Company Group in respect of periods commencing on and following the Retirement Date, including without limitation, any plan that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
D.    Equity. The Executive’s restricted stock units (“RSUs”), performance stock units (“PSUs”), and stock options to purchase shares of the Company’s common stock shall be subject to the terms and conditions of the applicable equity plan and award agreements issued thereunder. For purposes of clarity, as of the Retirement Date, the Executive shall forfeit 100% of her outstanding RSUs and unvested stock options. As of the Retirement Date, any of the Executive’s vested stock

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options will remain outstanding and exercisable for the six (6) month period after the Retirement Date, and shall, to the extent that they are not exercised, be forfeited as of the end of such period. With respect to the Executive’s outstanding PSU awards granted in 2017, 2018, and 2019, the Executive shall be eligible for “Retirement” treatment under the terms of the applicable award agreement, including with respect vesting and settlement of such PSUs. For the avoidance of doubt, (i) the Executive shall be eligible to vest in all of her earned PSUs for all completed performance intervals as of the Retirement Date (including the 2,704 PSUs earned in respect of the 2017 tranche and the 5,404 PSUs earned in respect of the 2018 tranche pursuant to the applicable award agreements), (ii) with respect to the 2019 tranche, the Executive shall be eligible to earn the number of PSUs with respect to such tranche that is determined based upon the extent to which the performance goals established under each applicable award agreement with respect to the 2019 performance interval have been achieved as of the last day of the 2019 performance interval, except that the number of PSUs earned will be prorated based on (x) the number of days that have elapsed during the 2019 performance interval up to and including the Retirement Date, divided by (y) 365, and (iii) the Executive shall forfeit all PSUs with respect to each tranche that applies to a 2020 or later performance interval. PSUs shall be settled in accordance with the terms of the applicable PSU award agreements.
4.    Post-Employment Cooperation. For a period of six months following the Retirement Date, the Executive shall assist in the smooth transition of her previous duties and responsibilities as Chief Executive Officer of the Company to the then current Chief Executive Officer of the Company. Upon reasonable request and notice following the Retirement Date, the Executive shall cooperate to the best of her ability with the Company to answer, to the extent of her best knowledge and information, any questions or provide any information that the Company reasonably requires, and to cooperate to the best of her ability in any other manner reasonably requested by the Company, including in preparing for any trials, hearings, or other proceedings, and providing truthful testimony in connection therewith, in each case relating to her time of employment with the Company and the business of the Company. The Company shall reimburse the Executive for any reasonable, out-of-pocket expenses incurred by her in connection with her compliance with this Section 4 pursuant to the Company’s expense reimbursement policy. The Company agrees that the Executive’s obligations in this Section 4 are not intended to unreasonably interfere with her ongoing business and personal activities.
5.    Restrictive Covenants.
A.        Generally. The Executive agrees that Sections 5 through 11 of the Employment Agreement survive the termination of her employment, and she confirms that she is bound by such provisions, including but not limited to the non-disclosure, non-competition, and non-solicitation, obligations set forth therein. The Executive also agrees that she is subject to continuing obligations under the terms of the equity award agreements between the Executive and the Company that survive the termination of her employment, and she confirms that she is bound by such provisions, including the non-solicitation obligations set forth therein. If there is a conflict between the Executive’s continuing obligations under the Employment Agreement, the equity award agreements, and any other restrictive covenants to which the Executive may be bound, the provisions more protective

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of the Company Group’s interests shall apply, as determined by the Company Group in its sole discretion.
B.        Return of Property. The Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, computers, phones, software, and intellectual property, in whatever form (including electronic), and all copies thereof, and any and all other assets and property of the Company Group or relating to the businesses of the Company Group that are received, held, or created by the Executive while an employee of the Company Group are and shall remain the property of the Company Group, and the Executive shall immediately return all such property to the Company Group upon the Retirement Date.
C.    Non-Disparagement. The Executive shall not at any time at any time after the Retirement Date, directly or indirectly, disparage, criticize or otherwise make derogatory statements regarding the Company or any member of the Company Group, or any of their respective successors, shareholders, partners, members, employees, directors or officers. The foregoing shall not be violated by the Executive’s truthful responses to legal process or inquiry by a governmental authority.
6.    No Complaints, Claims, or Actions Filed. The Executive represents that the Executive has not filed any complaints, claims, or actions against the Company or any Released Party (as defined in Section 7 below) with any state, federal, or local agency or court. The Executive covenants and agrees that the Executive will not file any complaints, claims, or actions against the Company or any Released Party with respect to a claim released pursuant to Section 7 below at any time hereafter. The Executive warrants and represents that, as of the date of execution of this Agreement, the Executive is not aware of any facts that would establish, tend to establish, or in any way support an allegation that the Company or any Released Party has engaged in conduct that the Executive believes could violate any federal, state, or local law, or to the extent that the Executive has or ever had any such information, the Executive has reported that information to the Company in accordance with Company policy.
7.    Release of All Claims. In consideration for the promises and obligations set forth in this Agreement, the Executive hereby irrevocably, unconditionally, and fully releases the Company, RRI, each member of the Company Group, and any affiliated entities, and each and all of its/their current and former shareholders, officers, agents, directors, supervisors, employees, and representatives, and its/their successors and assigns, and all persons acting by, though, under, or in concert with any of them (“Released Parties”), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”), that the Executive at any time had or claimed to have or that the Executive may have or claim to have regarding any matter as of the date of this Agreement, including, without limitation, any and all claims related to or in any manner incidental to the Executive’s employment or termination of employment with the Company. It is expressly understood by the Executive that among the various rights and claims being waived in this release include those arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Family and Medical Leave Act, common law and any and all other applicable federal, state, county or local statutes, ordinances, or

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regulations, and the law of contract and tort. The released claims also include claims of discrimination or harassment on the basis of workers’ compensation status, but do not include workers’ compensation claims. By signing this Agreement, the Executive acknowledges that the Executive intends to waive and release all rights known or unknown that Executive may have against the Released Parties under these and any other laws; provided that the Executive does not waive or release claims with respect to (A) any rights that the Executive may have to any payments or benefits pursuant to Section 3 of this Agreement, (B) any claims or rights under the indemnification policy of any member of the Company Group, which all parties acknowledge survives the termination of the Executive’s employment pursuant to its terms, and (C) rights that cannot be released as a matter of law.
8.    Reemployment. The Executive hereby waives any and all claims to reemployment with the Company or any of its affiliates and affirmatively agrees not to seek further employment with the Company or any of its affiliates.
9.    Release of Claims and Notices Required under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act. The Executive understands and agrees that the Executive:
A.    Has been offered at least twenty-one (21) days during which to consider this Agreement before signing it and understands that if she signs this Agreement prior to the expiration of such twenty-one (21) day period she knowingly and voluntarily waives the remainder of such consideration period;
B.    Has carefully read and fully understands all of the provisions of this Agreement;
C.    Is waiving and releasing any rights under the ADEA and the Older Workers Benefit Protection Act (“OWBPA”), among other claims;
D.    Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;
E.    Knowingly and voluntarily intends to be legally bound by the terms of this Agreement;
F.    Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of the Executive’s choice prior to executing this Agreement;
G.    Has a full seven (7) days from the date of execution of this to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) by sending written notice to Michael Kaplan, Chief Legal Officer, and that neither the Company nor any other person is obligated to provide any payments or benefits to the Executive pursuant to Section 3.B until eight (8) days have passed since the Executive’s signing of this Agreement without the Executive’s having revoked this Agreement (such eighth (8th) day, on which the “Release of All Claims” under this Agreement becomes irrevocable and effective, the “Release Effective Date”);
H.    Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived;

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I.    Understands that nothing in this Agreement (including Section 7) prevents or precludes the Executive from challenging or seeking a determination of the validity of this waiver under the ADEA or the OWBPA in good faith, nor that it imposes any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law; and
J.    Understands that once the Company has made its final offer of severance, any changes, whether material or immaterial, to this Agreement do not restart the twenty-one day period in which to consider the Agreement before signing it.
10.    No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by the Company or any Released Party of any liability whatsoever, or as an admission by the Company or any Released Party of any violations of the rights of the Executive or any person or violation of any order, law, statute, duty, or contract whatsoever against the Executive or any person. The Company and each Released Party specifically disclaims any liability to the Executive or any other person for any alleged violation of the rights of the Executive or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company or any Released Party.
11.    Communication with Government Agency. Nothing in this Agreement, including Sections 4, 6, and 7, (A) limits or affects the Executive’s right to challenge the validity of this Agreement, including, without limitation, a challenge under the ADEA; (B) in any way interferes with the Executive’s right and responsibility to give truthful testimony under oath; or (C) precludes the Executive from participating in an investigation, filing a charge or otherwise communicating with any federal, state or local government office, official or agency, including, but not limited to, the Equal Employment Opportunity Commission, Department of Labor, or National Labor Relations Board. However, the Executive promises never to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies for the Executive personally with respect to any claims released by this Agreement.
12.    Miscellaneous.
A.    Modification. This Agreement may not be modified or amended, nor may any rights hereunder be waived, except in a writing signed and agreed to by the Parties.
B.    Notices. Any notice given pursuant to this Agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:
If to the Company:
Red Robin International, Inc.
6312 South Fiddler’s Green Circle, Suite 200 North
Greenwood Village, CO 80111
Attention: Chair of the Board of Directors and Chief Legal Officer

with a copy (which shall not constitute notice) to:

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Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Scott Barshay
Lawrence I. Witdorchic

If to the Executive, at the Executive’s most recent address on the payroll records of the Company.

or at such other address any party shall from time to time designate by written notice, in the manner provided herein, to the other parties hereto.
C.    Successors and Assigns. This Agreement shall be binding upon the Executive and the Company Group and upon their respective heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties, and each of them, and to their respective heirs, administrators, representatives, executors, successors, and assigns. The Executive expressly warrants that the Executive has not transferred to any party or entity any rights, causes of action, or claims released in this Agreement. The Executive agrees that each successor or affiliate of the Company shall be an express third-party beneficiary hereto and shall be entitled to enforce the provisions of this Agreement.
D.    General Consequences of Breach. If any party to this Agreement breaches this Agreement, for example, by bringing a lawsuit based on claims that such party has released, by making a false representation in this Agreement, or by a past or future breach of Section 4 of this Agreement, the non-breaching party will be entitled to recover all damages flowing from such breach; specifically, including, but not limited to reasonable attorneys’ fees and all other costs incurred by the non-breaching party as a result of the breach or false representation, such as the cost of defending any suit brought with respect to a released claim by the breaching party.
E.    Taxes. The Executive shall be responsible for the payment of any and all required federal, state, local, and foreign taxes incurred, or to be incurred, in connection with any amounts payable to the Executive under this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Company or any member of the Company Group, as applicable, may withhold from all amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations.
F.    Section 409A. The Parties intend that the compensation and benefits under this Agreement either be exempt from or compliant with Section 409A of the Code, and Section 17 of the Employment Agreement is hereby incorporated by reference mutatis mutandis as if fully set forth herein.
G.    Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid

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or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.
H.    Entire Agreement Between Parties. This Agreement (and the documents referenced herein) sets forth the entire agreement between the Parties hereto and, unless otherwise set forth herein, fully supersedes any and all prior agreements or understandings, written or oral, between the Parties hereto pertaining to the subject matter hereof; provided, however, if there is a conflict between this Agreement and any confidentiality, non-compete, or non-solicitation agreement the Executive previously signed, the provisions more protective of the Company’s interests shall apply, as determined by the Company in its sole discretion.
I.    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of the Company (other than the Executive) that expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
J.    Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS HEREBY CREATED BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED UNDER AND IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF COLORADO, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF. THE EXECUTIVE SHALL SUBMIT TO THE VENUE AND PERSONAL JURISDICTION OF THE COLORADO STATE AND FEDERAL COURTS CONCERNING ANY DISPUTE FOR WHICH JUDICIAL REDRESS IS PERMITTED PURSUANT TO THIS AGREEMENT; HOWEVER THE COMPANY IS NOT LIMITED IN SEEKING RELIEF IN THOSE COURTS.
K.    Arbitration. Except as otherwise provided herein, any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of the Executive’s employment, including, but not limited to, any state or federal statutory or common law claims, shall be submitted to arbitration in Denver, Colorado, before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbiter Group, Inc., Denver, Colorado, or its successor (“JAG”), or if JAG is no longer able to supply the arbitrator, such arbitrator shall be selected from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), or other mutually agreed upon arbitration provider, as the exclusive forum for the resolution of such dispute. Provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration

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proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the Parties and may be enforced by any court of competent jurisdiction. The Parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the Parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment, and under no circumstances shall class claims be processed or participated in by the Executive. The Parties agree that Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The Executive and the Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or her reasonable attorneys’ fees and costs incurred by it or her in connection with resolution of the dispute in addition to any other relief granted.
L.    Headings. The headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.
M.    Construction. This Agreement shall be deemed drafted equally by the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary: (i) the plural includes the singular, and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; and (v) “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section, or subsection.
N.    Counterparts. The Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy or .pdf of such party’s executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.
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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date written below.
EXECUTIVE

Date:

April 3, 2019

/s/ Denny Marie Post
DENNY MARIE POST

COMPANY

RED ROBIN GOURMET
BURGERS, INC.

Date:

April 3, 2019
        By:

/s/ Michael L. Kaplan
Name: Michael L. Kaplan
    Title: Senior Vice President and Chief Legal Officer

[Signature Page to Retirement Agreement]